MOOG INC. 2014 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of                 , 20         (the “Grant Date”), is between MOOG INC. a New York corporation with a corporate office at 400 Jamison Road, East Aurora, New York 14052 (“Moog” and, together with its Subsidiaries, the “Company”), and                         , an employee of the Company (the “Employee”).
WHEREAS, the Company wishes to provide the Employee with an incentive to continue in the service of the Company and to acquire a meaningful, significant and growing proprietary interest in Moog by providing him or her with the opportunity to own Common Stock of Moog;
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the Employee and the Company hereby agree as follows:
1.Grant of RSUs.
The Company hereby grants to the Employee an Award of Restricted Stock Units (“RSUs”). This Award represents the right to receive shares of Class A Common Stock of the Company, subject to the fulfillment of the vesting and performance requirements and other terms and conditions set forth in this Agreement, the attached Appendices A and B, and the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”), which is incorporated into and made a part of this Agreement by reference.
Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.
2.    Earned and Vested Shares; Settlement.
(a)    Right to Receive Shares. The number of RSUs granted under this Agreement (the “Target Number of RSUs”) represents a target number of Shares that may be earned, based upon satisfaction of the target performance goals as set forth in Appendix A (“Performance Goals”). The actual number of RSUs earned and vested may be greater or less than the Target Number of RSUs, or even zero, and will be determined based on the Company’s actual performance level achieved in accordance with Appendix A. Each earned and vested RSU represents the right to receive one share of Class A Common Stock of the Company (a “Share”) on the applicable settlement date. Unless and until the RSUs have vested, the Employee will have no right to payment of any such RSUs.
(b)    Earning and Vesting. The RSUs granted under this Agreement will vest on the last day of the Performance Period designated for this Award, subject to achievement of the Performance Goals set forth in Appendix A and to the provisions of Sections 3 and 4 below. The “Performance Period” for this Award is the three-year period set forth in Appendix A that begins on the first day of the fiscal year in which the grant is made (“Beginning Date”) and ends on the last day of the fiscal year that is closest to September 30 of the third fiscal year following the Beginning Date (the “End Date”). The actual number of RSUs earned as of the End Date will be based upon the performance level achieved with respect to the Performance Goals and will be determined by multiplying the Target Number of RSUs by the Payout Percentage achieved in accordance with Appendix A. The Performance Goals are based upon the performance of the Company during the designated Performance Period. For Covered Employees, the RSUs granted under this Agreement are intended to be Performance-Based Awards that qualify as Qualified Performance-Based Compensation under Section 11 of the Plan.
(c)    Employment Requirement; Forfeiture. Unless otherwise provided in Sections 3 and 4, (i) RSUs will not vest in the Employee unless the Employee has been continuously employed by the Company from the Grant Date through the End Date, and (ii) all RSUs that have not been earned as of the End Date, because the Performance Goals established in Appendix A have not been satisfied with respect to the Performance Period, will be forfeited on the close of business on the End Date.
(d)    Settlement. Subject to Section 3, as soon as practicable following the End Date of the Performance Period, the Company will issue to the Employee (or to his or her beneficiary or estate, as the case may be) on the applicable settlement date, one whole Share for each earned RSU not previously forfeited or terminated. Issuance of the Shares will be subject to Sections 5 and 8 below.
(e)    Value of Shares Issued. For tax purposes, the Fair Market Value of the Shares issued to the Employee will be based on the closing price per share of the Class A Common Stock on the national securities exchange on which it is traded on the last trading day immediately preceding the settlement date, or as otherwise provided in Section 2(p) of the Plan.
3.    Effect of Termination of Employment.
(a)    Terminations Before End Date. If the Employee terminates employment with the Company before the End Date of the Performance Period, the following vesting and forfeiture provisions will apply:
(i)    General Rule. Unless otherwise provided below, if the Employee’s employment with the Company is terminated for any reason prior to the End Date, all of the Employee’s RSUs will be forfeited and the Employee will have no further rights to earn or vest in the RSUs granted under this Agreement.
(ii)    Terminations on or After Age 65 and the First Anniversary of the Beginning Date. Notwithstanding the general rule in Section 3(a)(i), if
(1)    the Employee’s employment with the Company is terminated on or after the first anniversary of the Beginning Date,
(2)    the Employee has attained age 65, and
(3)    the termination is for any reason (including retirement, Disability, resignation, or involuntary termination without Cause) other than on account of death or termination by the Company for Cause, a prorated portion of the RSUs subject to this Award will not be forfeited, but will remain available to be earned, subject to actual achievement of the Performance Goals.
The prorated portion of the Target Number of RSUs that are not forfeited under this subsection will be determined based on the number of whole years that the Employee was an employee from the Beginning Date through the date of termination as compared to the total number of years in the Performance Period. Fractional years of service will not be counted. The earned and vested RSUs will be settled under the general provisions of Section 2 as soon as practicable but no later than 90 days following the End Date, based upon the actual performance level achieved during the Performance Period, except that the actual number of RSUs earned as of the End Date will be determined by multiplying the prorated portion of the Target Number of RSUs by the Payout Percentage determined in accordance with Appendix A.
(iii)    Termination on Account of Death. Notwithstanding the general rule in Section 3(a)(i), if the Employee’s employment with the Company terminates before the End Date on account of death, to the extent the RSUs have not previously been forfeited or terminated, a prorated portion of the Target Number of RSUs granted to the Employee will immediately vest and be payable. The prorated portion of the RSUs vesting under this subsection will be determined based on the number of quarters the Employee performed services during the Performance Period (not including the quarter in which death occurs) as compared to the total number of quarters in the Performance Period. Settlements made on account of the Employee’s death will be made in accordance with Section 23 of the Plan as soon as practicable but no later than 90 days following the date of death.
(b)    Other Terminations.
(i)    Termination for Cause. If the Employee is terminated by the Company for Cause, whether before or after the End Date, all of the Employee’s RSUs, both vested and unvested, will be forfeited and the Employee will have no further rights to payment or settlement of RSUs under this Agreement or the Plan.
(ii)    Termination On or After End Date. If the Employee’s employment terminates for any reason other than for Cause on or after the End Date but before some or all of the Employee’s RSUs have been settled, the termination will not affect settlement of those outstanding RSUs that have already been earned and vested.
4.    Effect of Change in Control.
Upon the occurrence of a Change in Control, to the extent they have not previously been forfeited or terminated, all outstanding RSUs that have not previously vested will immediately vest, and payment at the maximum level of performance, as set forth in Appendix A, will be made in accordance with the provisions of Section 12(c) of the Plan. A Change in Control will constitute a Change in Control for purposes of this Agreement only if the Change in Control satisfies the requirements of a “change in control event” within the meaning of Code Section 409A, or, in the case of a liquidation or dissolution of the Company, such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).
5.    Tax Withholding.
As a condition of this Award, the Employee agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state and local income and employment taxes that the Company determines it is required by law to withhold with respect to the RSUs. Payment will be due on the date the Company is required to withhold such taxes. Unless the Executive Compensation Committee determines otherwise in its sole discretion, or the Employee elects to make a cash payment to the Company in an amount sufficient to satisfy the withholding requirement, notwithstanding Section 8(c) the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Employee, Shares having a value equal to the minimum amount of tax required to be withheld. Any tax withholding above the minimum amount of tax required to be withheld must be paid in cash by the Employee. The Company will provide procedures for Employees electing to make a cash payment to satisfy the withholding requirement.
6.    Dividend Equivalents.
No dividend equivalents will be issued to the Employee with respect to the RSUs granted under this Award.
7.    Rights as Shareholder.
Neither the Employee nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Award until the date the Employee or transferee becomes the holder of record of the Shares.
8.    Additional Conditions to Issuance of Stock.
(a)    Compliance with Laws and Regulations. The Company is not obligated to issue or deliver any certificates evidencing shares of Company Stock under this Award unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed.
(b)    Restrictions on Transferability. The stock certificates evidencing the Shares issued with respect to the RSUs may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Section and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by the Company in its sole discretion, including by restrictions on electronic transfers from accounts.
9.    Electronic Delivery.
The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or any future awards under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
10.    Agreement Severable.
If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
11.    Governing Law.
Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.
12.    Non-Transferability of RSU.
This Award may not be transferred in any manner other than by will or by the laws of descent or distribution. Any purported transfer in violation of the preceding sentence will be void and of no effect.
13.    Binding Effect.
This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.
14.    Tax Consequences.
The Employee acknowledges that this Award will have tax consequences to the Employee and that any and all such tax consequences are the sole responsibility of the Employee. The Employee should consult a tax adviser before accepting this Award or disposing of any Shares.

15.    Risks.
The Employee is advised that the value of the RSUs and the Shares acquired under the RSUs will fluctuate as the trading price of the Shares fluctuates. The Employee exclusively accepts all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Employee to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Employee for such purpose.
16.    Effect of Agreement.
The Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Award), and accepts this Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Employee agrees to accept as binding, conclusive and final all decisions and interpretations of the Executive Compensation Committee regarding any questions relating to this Award. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of the Company. The Employee agrees at all times to abide by, and acknowledges that this Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.
17.    No Right to Employment.
Nothing in this Agreement or the Plan confers upon the Employee any right to continued employment with the Company for any period of time, nor does it interfere in any way with the Employee’s right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause.
18.    Section 409A.
All RSUs granted under this Agreement are intended to comply with or to be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and will be construed accordingly. However, the Company will not be liable to the Employee or any beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.
19.    Data Privacy.
It is a condition of participation in the Plan and acceptance of this Award that the Employee acknowledges and explicitly consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company holds certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any awards granted, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Employee’s Award under the Plan and this Agreement (“Personal Data”). The Employee understands that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Employee’s RSUs. These recipients may be located in the United State or elsewhere. The Employee authorizes them to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s RSUs. The Employee may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Employee’s ability to participate in the Plan and receive Shares upon vesting in the RSUs.
20.    Appendix B: Non-U.S. Employees.
Notwithstanding any other provision in this Agreement, with respect to any Employee residing in or relocating to a country other than the United States, the RSU Award under this Agreement will be subject to such other special terms and conditions set forth for that country in the attached Appendix B as the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one document.
MOOG INC.
By:
(Signature)
Name:
Title:
EMPLOYEE:
By:
(Signature)
Name:

APPENDIX A
RSU GRANT: PERFORMANCE GOALS AND PAYOUT PERCENTAGE

Name of Employee:
Grant Date:	, 20
Target Number of RSUs:
Earned RSUs:	The actual number of RSUs earned and payable will be based on achievement of performance goals and may range from 0 to RSUs.
Vesting:	RSUs awarded under this Agreement will vest on the last day of the Performance Period specified below, subject to achievement of the Performance Goals set forth in this Appendix A.
Performance Period:	The 3-year period beginning on October 1, 20 , and ending , 20 .
Manner of Payment:	Shares of Class A Common Stock of the Company.

The number of RSUs earned and vested for this Performance Period will be determined according to business performance in the following two areas – growth and margin. These are defined as cumulative sales growth from the Beginning Date to the End Date and the cumulative operating margin growth as measured in basis points.
For the purpose of this grant, on-target performance is defined as Moog achieving __% sales growth and ___ basis point improvement in operating margin. In the event that both of these targets are met, 100% of the Target Number of RSUs awarded under this grant will be earned and vested. The number of RSUs that are earned and vested depends on actual performance over the Performance Period, with each performance target carrying equal weighting, as set forth below, and will be determined under the following formula:
Earned and Vested RSUs = Payout Percentage x Target Number of RSUs.
The Payout Percentage is based on the achievement of the Performance Goals set forth for each performance target in the table below. Each performance target is measured independently and payment of a certain percentage of RSUs is not necessarily dependent on meeting both targets. The maximum percentage of RSUs that may be earned for achieving the maximum performance level for a single performance target is 100%, and the maximum number of RSUs that may be earned for achieving the maximum performance level for both performance targets is 200%.
Achievement between each performance level will be interpolated on a straight line basis rounded to the nearest whole percentage; provided that if the actual performance level achieved for a performance target does not meet the Minimum Level, then the Payout Percentage for that performance target will be 0%.
The Target Number of RSUs may be prorated under certain circumstances in accordance with Section 3 of the Award Agreement.

Performance Level	Sales Growth Performance Goals	Payout Percentage (% of Target Number of RSUs Earned and Vested)	Operating Margin Performance Goals	Payout Percentage (% of Target Number of RSUs Earned and Vested)
Minimum	0%	0%	0 bps	0%
Target	__%	50%	___ bps	50%
Maximum	__%	100%	___ bps	100%

Accepted by:

Name:

Date:

APPENDIX B
ADDITIONAL TERMS AND CONDITIONS OF THE
MOOG INC. RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-U.S. EMPLOYEES
Terms and Conditions
This Appendix B includes special terms and conditions applicable to the Employee if the Employee resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.

Canada
Termination of Employment. For purposes of Section 3, the date of the Employee’s termination of employment will be the date of termination specified in the written termination notification from the Company. Neither any period of notice nor any payment in lieu thereof upon termination of employment will be considered as extending the period of employment for the purposes of this Plan.
Germany
Under review by local attorney.

Netherlands
Under review by local attorney.

United Kingdom
No Right to Future Participation. Participation in the Plan and acceptance of this Award does not (a) confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis; or (b) afford to the Employee any additional right to compensation on the termination of his or her employment which would not have existed had the Plan not existed. Accordingly, the Employee will waive any rights to compensation or damages in consequence of the termination of his or her employment with the Company for any reason whatsoever insofar as these rights arise or may arise from him or her ceasing to have rights under or be entitled to any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights and/or entitlements, notwithstanding any provision to the contrary in his or her contract of employment.

Moog 2014 LTI Plan – RSU A Share Award Agreement – Page 1